Exhibit 99.1

FOR IMMEDIATE RELEASE

HouseValues to Open Satellite Contact Center in Yakima

Yakima Top Choice in National Search

YAKIMA, Wash. – Oct. 25, 2005 – HouseValues Inc. (NASDAQ: SOLD), a leading marketing partner for real estate and mortgage professionals, today announced it will open a satellite contact center in Yakima. The new facility will be built to house 350 employees, which when combined with the company’s Kirkland headquarters of more than 500 employees, will help support HouseValues’ future growth plans.

“HouseValues is one of the fastest growing technology companies in the State of Washington and continues to create jobs that are a tremendous benefit to our state’s economic growth,” said Washington State Governor Christine Gregoire. “It is great news for the state that HouseValues, the 9th fastest growing technology company in North America, is expanding and has decided to capitalize on the pool of talented and well-educated citizens in the growing Yakima region.”

Yakima was selected for the company’s first satellite operation after a national search where several communities were evaluated. David McFadden, president of New Vision – The Yakima County Development Association, who worked with HouseValues to bring the company to Yakima, said that the talent and availability of the work force, as well as available space and existing infrastructure in Yakima were among the reasons HouseValues selected the city.

“HouseValues continues to grow at a phenomenal rate, and focused on selecting a second location that allows us to deliver world-class, cost-effective services to our real estate professional customers,” said HouseValues President Clayton Lewis. “The Governor and local officials made a very compelling case on why Yakima is the clear choice for our new satellite operation.”

Yakima Mayor Paul George, said, “Employers like HouseValues enhance the quality of life in the Yakima Valley by offering above-market compensation and benefits that supports families, as well as the potential of significant upside for top performers. This investment is a huge victory for the entire region.”

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For more than six years, HouseValues has helped connect qualified real estate professionals with Internet-savvy home buyers and sellers. HouseValues’ subscription-based model appeals to real estate and mortgage professionals who enjoy exclusive access to interested buyers and sellers as well as a comprehensive lead management and marketing system, while keeping 100 percent of what they earn. HouseValues was named the 9th fastest growing technology company in North America in 2004, according to Deloitte & Touche.

HouseValues Plans to Staff Quickly in Yakima

Hiring for the company’s satellite contact center will be managed in conjunction with the Yakima office of WorkSource, a state sponsored placement and training service. HouseValues plans to hire more than 100 employees for its Yakima facility during the next two quarters; with the initial positions focused on management and sales.

HouseValues is immediately seeking a Site Director, HR Manager, IT Manager, Sales Manager, and Sales/Services Trainer. HouseValues will also conduct Job Fairs for sales positions at WorkSource and Yakima Valley Community College the first week of November. Candidates interested in applying for HouseValues positions in Yakima can go to www.go2worksource.com or call WorkSource at 509.574.0100.

HouseValues expects its Yakima facility to be operational by January 2006.

About HouseValues Inc.

Founded in 1999, HouseValues Inc. (Nasdaq: SOLD) provides consumers and real estate professionals with the information and tools they need for success throughout the home buying and selling process. The company’s flagship consumer products include HomePages.com™, a lifestyle and neighborhood-centric home buying and selling service; HouseValues.com®, a service that provides home sellers with market valuations of their current home; and JustListed.com™, a service that alerts home buyers as soon as new homes hit the market that meet their criteria. Learn more at www.housevaluesinc.com.

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SOLD: CORPORATE

Media Contacts:

HouseValues Inc.

Kristin Treat

Public Relations Manager

425.952.6691 direct

kristint@housevalues.com

City of Yakima

Bill Cook

Community Economic Development Director

509.575.6113 direct

bcook@ci.yakima.wa.us

Yakima County Development Association

Dave McFadden

President

509.575.1140 direct

davemc@ycda.com